EXHIBIT 10.1

NORTH CAROLINA	:	LIAISON DESIGN GROUP LLC
WAKE COUNTY	:	LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS OPERATING AGREEMENT (the "Agreement") made as of the 11th day of May, 2000, by and among the undersigned members of LIAISON DESIGN GROUP LLC, a North Carolina limited liability company (the "Company"), such members being hereinafter referred to individually as a "Member" and collectively as the "Members"

W I T N E S S E T H:

WHEREAS, the parties hereto desire to organize a limited liability company to engage in any lawful business including design services.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the parties hereto agree as follows:

  NAME, BUSINESS, AND REGISTERED OFFICE AND AGENT. The Members do hereby form a limited liability company (an "LLC") under the name of LIAISON DESIGN GROUP LLC in accordance with arid pursuant to the North Carolina Limited Liability Company Act, N.C.G.S. Chapter 57C (the "Act"), to engage in any lawful business including design services. Upon execution hereof, the Organizers shall execute and file Articles of Organization on behalf of the Company in the Office of the Secretary of State of North Carolina, the Members shall do or cause to be done all such filings, recordings or other acts as may be necessary or appropriate from time to time to comply with the requirements of the Act or otherwise as necessary for the operation of LLC's in the State of North Carolina. The Company shall promptly reimburse any cost incurred by the Members in connection with the foregoing. The registered office of the Company shall be 4944 Windy Hill Drive, Raleigh, North Carolina, 27609 and the registered agent at such address shall be Frank J. Sambrick. The principal office of the business may, but need not, be the same as the registered office.

  TERM. The Company shall begin as of the date of filing the aforementioned Articles, and shall continue perpetually unless sooner terminated as provided in paragraph 15 of this Agreement.

  CAPITAL; LIABILITY OF MEMBERS.

  (a)   Sambrick Communications, Inc. ("Sambrick") shall make the initial capital contributions to the Company in the form of cash and property (with such property being valued at its acquisition costs paid by Sambrick) in an amount not to exceed Forty Thousand Dollars ($40,000.00), and Sandra Moring shall not be required to make any initial capital contribution to the Company.

(b)   For purposes of paragraphs 3 - 6 of this Agreement, and with respect only to allocations and distributions to a Member, capital contribution obligations, and capital account maintenance rules (but not with respect to any other rights including voting rights of a Member), the term "Member" shall include the assignee, if any, of such Member. A separate capital account shall be maintained for each Member

(i)   to which shall be credited:

(A)   The amount of money and fair market value of other property comprising the Member's capital contributions,

(B)   Any allocations of Company income, gains, and profits made to the Member for book purposes under paragraph 4, and

(C)   The amount of any Company liabilities that are assumed by the Member or that are secured by any Company property distributed to the Member, and

(ii)   to which shall be debited:

(A)   The amount of cash and the fair market value of any Company property distributed to the Member pursuant to any provision of this Agreement,

(B)   Any allocations of Company deductions and losses made to the Member for book purposes under paragraph 4, and

(C)   The amount of any liabilities of the Member that are assumed by the Company or that are secured by any property contributed by the Member to the Company.

(c)   Paragraph 3(b) and any other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulations Section 1.704-1(b), as amended, and shall be interpreted, applied, and modified to the extent necessary to comply with such Regulations. For all purposes of this Agreement, the phrase "for book purposes" shall be construed and applied according to the provisions of Treasury Regulations Section 1.704-1(b).

(d)   The gross value of Company property for book purposes, and the capital accounts of the Members, shall be simultaneously adjusted to reflect the gross fair market value (as determined in good faith by the mutual agreement of the Members) of such assets as if the Company recognized gain or loss (determined with reference to the Company's bases in its assets for book purposes) in an actual disposition of such assets (i) at such times as is permitted under (and pursuant to the rules of) Treasury Regulations Section 1.704-1(b), as amended, and (ii) upon any other change in a Member's Percentage Interest (defined in paragraph 4(a)). Any such adjustment to the individual capital accounts of the Members shall be made by allocations of any such deemed gains or losses in accordance with the Members' relative interests in such gains or losses as provided in paragraph 4 in effect immediately before the triggering event described in items "(i)" and "(ii)" of this subparagraph (d). If the Members are unable to agree regarding the gross fair market value of Company assets as provided above, such value shall be determined by appraisal as follows. The Members unanimously shall select two qualified appraisers, such two appraisers shall then appoint a third qualified appraiser, and the three appraisers separately shall appraise such gross fair market value. The average of the two appraisals which are closest in amount shall be binding upon the parties hereto, and the other appraisal shall be ignored. The Company shall pay all expenses involved with such appraisers. For purposes hereof, a qualified appraiser shall be any entity or person who regularly engages in the valuation of assets of the kind and nature owned by the Company and who holds themselves out as being in such business and qualified to make such valuation.

(e)   In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred interest.

(f)   Except as otherwise provided by the Act or this Agreement, no Member of the Company, as identified on the signature page hereof or who subsequent to the date hereof becomes a Member, shall be personally liable for or obligated to contribute money or property to or in respect of the debts, liabilities, contacts, or any other obligations of the Company (unless he was so liable prior to becoming a Member). Except as otherwise provided in this Agreement, no Member shall be liable to restore a deficit balance in his capital account.

(g)   No interest shall be paid on the capital accounts of the Members in the Company.

  PROFIT AND LOSS.

  (a)   General Allocations. Generally, except as otherwise provided in this paragraph 4, the residual net profits and the net losses of the Company for book and tax purposes shall be allocated to the Members in the proportions of their "Percentage Interests", as follows:

Member	Percentage Interest
Sambrick Communications, Inc.	60%
Sandra Moring	40%

  (b)   Stop Loss Allocations. Notwithstanding paragraph 4(a), no allocation of loss or deduction shall be made which causes or increases a deficit balance in any Member's capital account as adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (unless such allocation is other-wise permitted by such Section); and any such deduction or loss allocation shall instead be made to the Members who are permitted to receive the same in accordance with the provisions of this Agreement.

  (c)   Qualified Income Offs. Notwithstanding paragraph 4(a), allocations of income and gain shall be made to the Members at such times and in such manner as required by the qualified income offset provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) in order to eliminate any "adjusted" (within the meaning of such Section) deficit capital account balances which may exist.

  (d)   Gross Income Allocations. In the event that any Member receives a distribution that causes or increases a deficit (which he is not liable to restore) capital account balance (as maintained and adjusted pursuant to paragraph 3) after taking into account all other provisions concerning allocations of profits and losses of this Agreement, such Member shall be allocate items of gross income or gain for the tax year of such distribution in an amount sufficient to eliminate such deficit.

  (e)   Allocations in Respect of Nonrecourse Liabilities. To the extent that the Company incurs any nonrecourse liabilities as described in Treasury Regulations Section 1.704-2, the following provisions shall apply notwithstanding paragraph 4(a) hereof:

  (i)   Nonrecourse Deductions. Partner nonrecourse deductions shall be allocated to the Members based upon the ratios in which they bear the economic risk of loss for the applicable liability, and allocations of other nonrecourse deductions shall be made to the Members in accordance with the Percentage Interests in effect under Paragraph 4(a); all as determined in compliance with Treasury Regulations Section 1.704-2, as amended or modified from time to time.

(ii)   Minimum Gain Chargeback. Allocations of items of income and gain of the Company for any taxable year shall be made, prior to any other allocation for such year under this Agreement or otherwise, to the Members as required by the minimum gain chargeback provisions of Treasury Regulations Section 1.704-2, as amended or modified from time to time.

(f)   Curative Allocations. The Members acknowledge that allocations made pursuant to paragraphs 4(b)-(e) above (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1 (b) and may not be consistent with the manner in which the Members intend to share distributions of the Company. Accordingly, in the event any Regulatory Allocations are made to the Members, subsequent curative allocations provided for in this paragraph shall be made in a manner to prevent the Regulatory Allocations from distorting the manner in which Company allocations and distributions are shared pursuant to paragraphs 4(a) and 5, respectively. Such curative allocations of items of Company income, gain, loss, and deduction shall be made (as determined by the Managers) in any tax year in amounts sufficient such that the aggregate cumulative Regulatory Allocations and the cumulative curative allocations required by this sentence are made to the Members in proportion to their Percentage Interests described in paragraph 4(a) above in effect during the time period affected by such allocations, as if the Regulatory Allocations had not occurred.

(g)   Other Allocations Rules. Although it is intended that paragraph 4(a) be the general rule for allocations of book and tax income or loss, such allocations shall be adjusted or modified in any given instance to the extent necessary to comply with Section 704(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. For purpose of determining the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder; provided, however, that gain or loss from a sale or other taxable disposition of Company property shall be allocable to the period which includes the date that the Sale or other taxable disposition occurred.

  SALARIES AND DISTRIBUTIONS.

  (a)   No Member shall receive any salary, commission, or fee for services rendered to the Company unless the payment of such salary, commission, or fee is approved by the mutual agreement of the Members.

  (b)   Subject to paragraph 5(c), the net cash flow of the Company, less any amount necessary to establish or increase a working capital reserve (all as reasonably determined by the Managers), shall be distributed at such times as may be determined by the Managers (but no less frequently than annually) to the Members:

  (i)   First, to Sambrick in a cumulative amount necessary to return the entire amount of its initial capital contribution made to the Company pursuant to paragraph 3(a), and

  (ii)   Then to the Members in accordance with the Percentage Interests which are in effect pursuant to paragraph 4(a) at the time of the distribution.

  (c)   In the event of termination and liquidation of the Company, then the assets of the Company remaining after settlement of Company obligations shall be distributed to the Members in accordance with their positive capital account balances as adjusted to fair market value pursuant to paragraph 3(d), except as otherwise provided in this Agreement. Any distribution to a Member to liquidate his interest in the Company other than during the liquidation of the Company, and except as otherwise provided in this Agreement, shall be in the amount of his positive capital account balance adjusted as provided above.

  (d)   If any of the assets of the Company are to be distributed in kind, the fair market value of such assets shall be determined in accordance with paragraph 3(d) as of the time of such distribution. Allocations to the Members' capital accounts (using the methodology described in paragraph 3(d)) shall be made of the amount of gain or loss, if any, which would have been realized by the Company if such assets had been sold by the Company for prices equal to their respective fair market values as so determined. Such assets shall be distributed on the basis of the fair market value thereof and any Member entitled to any interest in such assets shall receive the same by separate distribution of such assets or by distributions of undivided interests therein with all other Members so entitled, as is determined by the agreement of the majority in voting interest of the Members,

  EXCESS LOAN AND CAPITAL TRANSACTIONS PROCEEDS. In the event that a loan is obtained on security of Company property in substitution or in addition to any existing loan or in the event of the sale or other disposition of such property in whole or in part, then, upon the consummation of such loan or the sale or other disposition of such property, as the case may be, the proceeds thereof shall, subject to paragraphs 5(a) and 5(c) and any other applicable provisions of this Agreement, be applied in the following order: (a) to the discharge of any existing loan, if necessary; (b) to the payment of the expenses incidental to such loan or the expenses of sale., and any unpaid expenses of operation or maintenance of such property, as the case may be; and (c) any remaining balance to be distributed to the Members as provided in paragraph 5(b).

  MEMBERSHIP.

  (a)   Any Member identified on the signature page of this Agreement or who becomes a new Member upon compliance with paragraph 18 below shall continue as a Member until its membership in the Company ceases. A Member's membership in the Company shall cease upon the events specified in N.C.G.S. Section 57C-3-02, including, without limitation: the Member's voluntary withdrawal from the Company (if permitted by paragraph 11), the Member's assignment of its entire interest in the Company in accordance with this Agreement, the removal of the Member as provided in this Agreement, an act of Bankruptcy by the Member as defined in paragraph 12, the Member's death or adjudication of incompetency, termination of a trust which is a Member, liquidation of a Member which is a partnership, LLC, or corporation, or distribution of its entire interest in the Company by an estate or trust Member. When the Member's membership in the Company ceases, he shall have no rights greater than those of an assignee as provided in Section 57C-5-02 of the Act.

  (b)   All Members shall have access to such information and records of the Company as provided in Section 57C-3-04 of the Act, subject to the limitations provided therein.

  (c)   For purposes of this Agreement, whenever a decision or action by the Members on behalf of the Company is called for and except as otherwise provided in this Agreement, then each Member shall be entitled to one vote, (or fraction thereof) for each percentage point of his Percentage Interest as provided in paragraph 4(a) at such time. Except as otherwise provided in this Agreement, a majority vote of the Members shall be required to approve any such action or decision.

  MANAGEMENT.

  (a)   All Members are not necessarily Managers by virtue of their status as Members, and Managers need not be Members of the Company. The initial Managers of the Company (the "Managers') are Frank J. Sambrick and Sandra Moring. The Managers shall continue as such until their successors are determined as provided in paragraph 8(e) below. The Managers collectively shall manage the business of the Company, and the Managers shall vote on a per capita basis regarding matters of Company business to be decided by the Managers which shall be determined by majority vote unless provided otherwise in this Agreement.

  (b)   Managers shall have all of the rights and powers which may be possessed by Managers under the Act including, without limitation, the right and power to:

  (i)   acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

  (ii)   borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company property;

  (iii)   execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, development and operation of Company property and Company business;

  (iv)   execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to obligate the Company or convey or encumber any or all of the Company property;

  (v)   prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Company property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Company property;

(vi)   care for and distribute funds to the Members by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(vii)   contract on behalf of the Company for the employment and services of employees and independent contractors and delegate to such persons the duty to manage or supervise any of the assets or operations of the Company; and

(viii)   engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company property and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by an LLC under the laws of each state in which the. Company is then formed or qualified.

The actions of the Managers hereunder shall be binding upon the Company. The signature of any two (2) Managers shall be required to bind the Company in the execution of any document, instrument, contract, agreement, or other writing entered into by the Company. The Managers shall not be liable, responsible or accountable in damages or otherwise to any of the Members for any acts performed by the Managers within the scope of their authority except for acts of willful misconduct, fraud, bad faith, gross negligence, or breach of their obligations or representations under this Agreement or any other agreement with or obligation to the Company.

(c)   Each of the Managers and Members may have other business interests and may engage in any other business or trade, profession, or employment whatsoever, on his own account, or in partnership with or as an employee of or as an officer, director, shareholder, manager, member or partner of any person, firm, corporation, LLC, or partnership, and he shall not be required to devote his entire time to the business of the Company. No Manager or Member shall be obligated to devote more time and attention to the conduct of the business of the Company than shall be required for the supervision of the ownership, development, operation, and management of the Company's property and business.

(d)   The Company is expressly permitted in the normal course of its business to enter into transactions with a Manager or with any Affiliate (as hereinafter defined) of a Manager, provided that the price and other terms of such transactions are fair to the Company and that the price and other terms of such transaction are not less favorable to the Company than those generally prevailing with respect to comparable transactions. The term "Affiliate" shall mean any member, manager, shareholder or partner in or of a Manager, or any LLC, corporation, partnership or other entity in which a Manager or any member, manager, shareholder or partner of a Manager has an interest, or any person related by blood or marriage to the Manager.

(e)   Sambrick is specifically authorized to act as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law.

  INDEMNIFICATION. The Company shall indemnify every Manager in respect of payments made and personal liabilities reasonably incurred by the Manager in the authorized conduct of the Company's business or for the preservation of its business or property. Except as provided below or as otherwise provided in the Act, no Manager shall be personally liable for monetary damages for breach of any duty to the Company, and the Company shall indemnify any Manager or Member against judgements, settlements, penalties, fines, or expenses incurred in a proceeding to which such Manager or Member is a party because he is or was a Manager or Member of the Company, as provided in Section 57C-3-32(a) of the Act. Notwithstanding the foregoing, the personal liability of a Manager shall not be limited and the Company shall not indemnify him with respect to (i) acts or omissions that the Manager knew at the time of such acts or omissions were clearly in conflict with the interests of the Company, (ii) any transaction from which the Manager derived an improper personal benefit, (iii) acts or omissions occurring prior to the date of this Agreement, all as provided in Section 57C-3-32(b) of the Act, or (iv) matters expressed in the last sentence of paragraph 8(b) for which the Manager would be liable.

  ASSIGNMENT.

  (a)   Except as otherwise provided in this Agreement, each Member is prohibited from selling, assigning, transferring, setting over, mortgaging, creating a security interest in, or hypothecating his interest in the Company or the Company assets in any manner whatsoever, nor may the interest of any of the Members in the Company or the Company assets be transferred by operation of law or by any assignment by operation of law, unless otherwise agreed in writing by all Members. Any assignment in violation of this paragraph 10 shall be null and void.

(b)   The foregoing notwithstanding, a Member ("Selling Member") may sell his interest to a bona fide purchaser (who has made a bona fide written offer to purchase the Selling Member's interest), subject to the right of first refusal contained herein. In such event, the Selling Member shall in writing express an intention to accept such offer and make an offer ("the Offer") to the other Members to purchase the Selling Members interest upon the same terms and conditions as contained in said bona fide offer, a copy of which shall be attached to the Offer to the other Members. The other Members shall have sixty (60) days from receipt of the Offer within which to accept the Offer. Any of the other Members collectively desiring to purchase all, but not less than all, of the membership interest being offered, shall do so in the proportions that their Percentage Interests bear one to the other; provided that if any such Member does not want to purchase the full portion of the interest to which, he is entitled, such portion may be purchased by the other purchasers in the manner provided above. Alternatively, if all of the other Members agree, the Company may exercise this first right of refusal and purchase and liquidate the Selling Member's interest, upon the terms, and conditions of this paragraph. If the other Members or the Company do not accept the Offer to purchase the entire membership interest being offered within sixty (60) days of its receipt, then the Selling Member may transfer his interest pursuant to the terms of the bona fide offer provided that such transfer occurs within ninety (90) days after the receipt of the Offer by the other Members. Such transfer shall only entitle the transferee to the transferor's interests in the Company's profits and losses, distributions, and capital as an assignee in accordance with Section 57C-5-02 of the Act, and the transferee shall receive the same only as provided in this Agreement. Such transfer shall not entitle the transferee to become a Member in the Company and the transferee can only become a Member pursuant to the provisions of paragraph 18 hereof. In the event that the Selling Member shall not make such transfer within the aforesaid time period then the preceding provisions of this paragraph shall again be complied with and a new offer shall be made before any transfer may thereafter be made. Any transferee or assignee of an interest pursuant to this Agreement (who has not become a Member) shall have all the obligations imposed upon a Member as set forth in this Agreement with respect to the transferred interest.

(c)   Notwithstanding the foregoing, each Member may from time to time transfer a portion or portions of his interest in the Company as a gift directly to or in trust for the benefit of his spouse, children, and issue provided the Grantor-Member remains as a Member and retains some interest in the Company. In the event of any such family transfer, all of such transferred membership interest shall be attributed to the Grantor-Member for purposes of obligations hereunder including contribution among the Members, and the transferee is entitled to become a Member of the Company only as provided in paragraph 18.

  WITHDRAWAL. Without the unanimous written consent of the Members, a Member may not voluntarily withdraw from the Company and thereby require the Company to dissolve and liquidate or to purchase or redeem such Member's interest.

  EXPULSION.

  (a)   Should any Member (a "defaulting Member") violate any of the provisions of this Agreement including (but not limited to) the failure to make any capital contribution required. under paragraph 3 (which violation remains uncured thirty (30) days after written notice thereof to the defaulting Member, or in the case of a requirement to contribute money to the Company, within five (5) days after written request therefor has been given); or become Bankrupt as defined in paragraph 12(c); or transfer or attempt to transfer an interest in the Company in breach of this Agreement; or withdraw or attempt to withdraw from the Company in breach of this Agreement, (any of such events constituting a "default"), then, a majority in voting interest of the remaining Members shall have the right within the six (6) month period after the event constituting the default (irrespective of any cure or attempt to cure subsequent to the default) to elect that the defaulting Member's interest in the Company be purchased and redeemed by the Company, the election to be exercised by written notice to the defaulting Member. If such written notice is given, the defaulting Member shall be deemed to withdraw from the Company on the date fixed in such notice (the "Effective Date"), which must be on the last day of a month not later than sixty (60) days after such notice is given. On such withdrawal, the defaulting Member shall be entitled to be paid by the Company an amount for his membership interest calculated and payable as provided below. Any loss due to such default shall be charged against the capital account of the defaulting Member before he is entitled to receive the above payment. A defaulting Member shall not be entitled to any voting rights as to any matter of Company business while any such default shall remain uncured. For all purposes of this paragraph 12, any such event of default by an assignee of a membership interest hereunder (if such assignee has not in fact become a Member) shall be deemed a default by such assignee and shall subject such assignee's interest to the purchase options of this paragraph.

(b)   The price to be paid for a defaulting Member's interest shall be equal to ninety percent (90%) of the capital account balance of the defaulting Member as if it were adjusted to fair market value in accordance with the methodology described in paragraph Blvd) hereof as of the, Effective Date, which valuation is intended to reflect liquidated damages as a compensatory measure in favor of the nondefaulting Members as a result of the default. Unless otherwise agreed to by the parties, the purchase price shall be paid on a level payment amortization basis, with principal and interest being due and payable in five (5) equal annual installments beginning one (1) year after the Effective Date, with interest on the unpaid balance accruing from the Effective Date at a fixed rate equal to the Prime Rate as established by Bank of America, N.A. existing on the Effective Date but in no event less than the applicable federal rate established pursuant to the Internal Revenue Code for such month. The Company shall execute a promissory note in the amount of the purchase price in accordance with the terms hereof which shall be secured as provided in paragraph 14. The closing of the purchase shall occur within thirty (30) days after the Effective Date.

(c)   For purposes of this Agreement, the term "Bankruptcy" shall mean and a Member shall be deemed "Bankrupt" upon (i) the entry of a decree or order for relief of such Member or adjudication of such Member's insolvency by a court of competent jurisdiction in any involuntary case involving such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the Member's seeking, consenting to, or acquiescing in, the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for such Member or for any substantial part of such Member's assets or property; (iii) the ordering of the winding up or liquidation of such Member's affairs or of any substantial part of such Member's assets or property; (iv) the Member's filing of a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) the commencement by such Member of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (vi) the Member's filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in the prior items of this paragraph; (vii) the making by such Member of any general assignment for the benefit of creditors; (vii) the continuation of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, for 120 days after the commencement thereof, or (ix) the appointment of a trustee, receiver, or liquidator for the person or all or any substantial part of the person's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for 120 days or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the appointment is not vacated.

  DEATH, INCAPACITY OR TERMINATION OF EMPLOYMENT OF MEMBER.

  (a)   Upon the death of any Member or assignee, the surviving Members shall have the right to purchase all of the decedent's interest in the Company exercisable upon written notice to the decedent's personal representative (the "P.R.") within six (6) months after the date of death. The P.R. shall continue as a Member (if decedent was a Member) until the decedent's estate transfers its interest in the Company as provided below. Such right to purchase shall be exercised by all surviving Members desiring to participate in the purchase in the proportions that their Percentage Interests bear one to the other; provided that if any such Member does not want to purchase the full portion of the interest to which he is entitled, such portion may be purchased by the other purchasers in the manner provided above. Such rights to purchase shall apply only to and be effective only for all of the decedent's interest in the Company. The purchase price shall be equal to the decedent's capital account balance, adjusted to fair market value as of the Effective Date (as provided below) using the methodology described in paragraph 3(d). Payment of the purchase price shall be made in the same manner as that provided in paragraph 12 above, except that the Effective Date of withdrawal of the decedent shall be the date of such written notice to the P.R., the closing of such purchase shall occur within thirty (30) days after the Effective Date, and any deferred payment shall be secured as provided in paragraph 14. Alternatively, if all remaining Members agree the Company may exercise this option to purchase and liquidate the decedent's interest upon the terms and conditions of this paragraph. If the Company and the Company business are continued as provided in paragraph 15 then, subject to the foregoing options, the decedent's heir, legatee or beneficiary, as the case may be, shall succeed to the decedent's interest in the Company as an assignee with respect to decedent's economic interests in accordance with Section 57C-5-02 of the Act and shall receive the same only as provided in this Agreement. Such assignee shall be entitled to become a Member in the Company only pursuant to the provisions of paragraph 18. For purposes of this paragraph, Sambrick shall be treated as a deceased Member upon the death of Frank J. Sambrick, and the foregoing provisions shall apply to the options to repurchase Sambrick's interest in the Company upon such event.

(b)   The incapacity of a Member shall be determined by a duly licensed physician mutually selected by the affected Member's personal representative and the other Member(s). For this purpose, incapacity shall mean continuous incapacity or disability which precludes a Member's participation in employment or management activities on behalf of the Company for a period of six (6) consecutive months, and for this purpose a Member is considered to be incapacitated on the date (the "Incapacity Date") when the physician indicated in the foregoing sentence issues his written opinion that the Member is incapacitated. Upon the incapacity of a Member, the surviving Members shall have the option to purchase all of the incapacitated Member's interest in the Company exercisable upon written notice to such Member's P.R. within the three (3) month period after the Incapacity Date. In such event, the purchase option provisions of paragraph 13(a) shall apply with respect to the incapacitated Member's interest as if such Member were deceased, except as otherwise provided in this paragraph 13 (b). For purposes of this paragraph, Sambrick shall be deemed to be an incapacitated Member should Frank J. Sambrick be determined to be incapacitated in accordance with the foregoing provisions, and the purchase options set forth above shall apply with respect to Sambrick's interest in such event.

(c)   Upon any termination of a Member's employment by the Company (except for an involuntary termination without cause) during the three (3) year period immediately following the date of this Agreement, or upon a Member's involuntary termination of employment for cause following such initial three (3) year period, such Member's interest in the Company shall be subject to the options to purchase provided in paragraph 13(a) above as if such Member deceased on the date of such termination of employment. In such event, all provisions of paragraph 13(a) above shall apply with respect to the purchase of such Member's interest; provided, however, that the purchase price shall be equal to seventy-five percent (75%) of such Member's capital account balance, adjusted to fair market value as of the Effective Date using the methodology described in paragraph 3 (d). Upon any termination of a Member's employment by the Company following the initial three year period after the execution of this Agreement, such Member shall be treated as deceased and the purchase options of paragraph 13(a) shall apply; provided, however, that the purchase price shall be equal to 100% of decedent's capital account balance (except for involuntary termination for cause covered by preceding provisions of this paragraph), adjusted to fair market value as provided above. For purposes of this paragraph, a termination for cause shall mean involuntary termination of the Member's employment by the Company for any of the following reasons: (1) a Member's commission of an act of fraud or willful or wanton misconduct which causes material injury the Company, or (2) a Member's conviction of a felony, in which event the termination of employment shall be deemed to have occurred as of the date of such Member's indictment on such charge, the closing of any purchase hereunder shall be deemed retroactive (if necessary) to the last date permissible for such closing under paragraph 13(a), and any installment payments previously due in connection the purchase price based on such retroactive date shall be paid to such Member within sixty (60) days after such termination of employment. With respect to Sambrick such provisions shall be applicable in the case of any of such events occurring with respect to Frank J. Sambrick, provided that he is not an employee of the Company and accordingly a termination of employment shall be deemed to occur in the event that Sambrick disassociates from the Company as evidenced by a termination of the business referrals normally made by Sambrick to the Company.

  SECURITY FOR PAYMENT. Except as otherwise provided in this Agreement, if any part of the purchase price payable to a Member hereunder is paid by the purchaser's delivery of a promissory note payable to the selling Member, then the purchaser shall secure such deferred payment as follows, If the purchaser is another Member, then the purchasing Member shall grant to the selling Member a security interest in the membership interest being purchased. The security interest shall be perfected by the purchaser's (i) executing financing statements in form suitable to the selling Member and filing the same in the Secretary of State's office in North Carolina and in the Register of Deeds' office in the county of residence of the purchasing Member and in such other places as shall be necessary to perfect the security interest of the selling Member, and (ii) undertaking any other actions as shall be necessary to perfect the security interest of the selling Member. If the purchaser is the Company, the Company shall deliver with its promissory note to the selling Member a deed of trust on the Company's real property (subject to any existing deed of trust or other encumbrance on the same) in form suitable to the selling Member, which deed of trust shall be recorded as required by law to perfect the selling Member's security in the same. If the Company has no real property, the Company shall grant to the selling Member a security interest in its personal property (subject to any existing perfected security interest thereon), which shall be perfected by the Company's executing and filing financing statements as provided above. So long as any part of the purchase price is unpaid, the selling Member shall have all of the rights, elections and remedies available to a secured party under the Uniform Commercial Code as in effect in the State of North Carolina.

  DISSOLUTION AND WINDING UP. The Company shall be dissolved and its affairs wound up only upon the unanimous vote of the Members. Unless otherwise required by law or this paragraph, no event, including a Member's cessation of membership in the Company, shall dissolve the Company. Notwithstanding the foregoing, if any such dissolution of the Company occurs pursuant to requirement of law or otherwise, the Company shall continue and not be liquidated and terminated if (i) there is at least one remaining Member and (ii) the remaining Members elect to continue the Company pursuant to the affirmative vote of a majority of the voting interests of the remaining Members, such election to be made within ninety (90) days after the event of dissolution. If the Company is dissolved and is not continued as provided above, the Managers shall wind up the affairs of the Company and liquidate and terminate the Company in accordance with the provisions of the Act and paragraph 5(c),

  BANKING. All funds of the Company shall be deposited in its name in such checking account or accounts as shall be designated by the Managers. All withdrawals therefrom are to be made upon checks signed by a signatory designated to the bank by the Managers.

  BOOKS. The Company shall maintain such books and records as the Managers shall deem a adequate. All books, records and accounts of the Company shall be open to all Members during normal business hours. For the purpose of Company accounting and for income tax reporting, the books shall be maintained on a cash or accrual basis as the Managers shall determine. The Company's fiscal year shall be the calendar year. At the close of each fiscal year, the Company's books shall be closed and the Managers may cause the books to be audited, reviewed, or compiled by an independent certified public accountant. Statements showing the results of operation shall be prepared and supplied to all Members.

  ADMISSION OF MEMBERS. Except as otherwise provided in this Agreement, new Members shall be admitted into the Company only upon the unanimous vote of the Members, and such new Member's 1) making any capital contribution to the Company required by the Managers, and 2) signing an agreement to observe and be bound by all terms and provisions of this Agreement.

  NOTICES. All notices shall be given by registered or certified mail addressed to the Members at their most recent addresses as maintained in the books and records of the Company. Any Member may change such address by written notice sent by registered or certified mail to the Company.

  INVESTMENT REPRESENTATION.

  (a)   Each Member represents, warrants and agrees that he is acquiring his membership interest in the Company solely for his own account to hold for investment only and with no intention of dividing his participation with others or participating directly or indirectly in a distribution of such interest, and not with a view towards resale or distribution of all or any part thereof, nor with the intent of selling or otherwise distributing his membership interest at any particular time or upon the occurrence or non-occurrence of any predetermined event; and further represents, warrants and agrees that he has had free access to all documents, information, books and records in the possession and control of the Managers relating to the Company and its business. Each Member further represents that by reason of his knowledge and experience in financial and business matters, he is capable of evaluating the risk of investing in the Company. Each Member understands that he must bear the economic risk entailed in purchasing the membership interests in the Company; that the membership interests have not been registered under the Securities Act of 1933 or qualified under the securities laws of any State and the Company makes no representation that an exemption from such registration and qualification is available; and that the membership interests are further subject to the restrictions on transfer set forth in this Agreement.

  (b)   The Members acknowledge that neither the Managers nor the Company have made any representations or warranties:

  (i)   As to the projected net profits and net losses of or distributions from the Company; or

  (ii)   As to the tax consequences to the Company and the Members of any net profits and net losses.

  APPLICABLE LAW. This Agreement, the, relations, rights, and duties Of the Members among themselves, and all matters pertaining to the Company and its property shall be governed by the statutes and laws of the State of North Carolina applicable to LLC's.

  INUREMENT. The covenants and agreements contained herein shall inure to the benefit of and be binding upon all of the parties hereto and their respective executors, personal representatives, successors in interest, heirs or legatees, and assigns.

  COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all so executed shall constitute one agreement binding on all parties hereto.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

SANDRA MORING

SAMBRICK COMMUNICATIONS, INC.

By:
FRANK J. SAMBRICK, President

STATE OF NORTH CAROLINA	:	LIAISON DESIGN GROUP LLC
FIRST AMENDMENT TO LIMITED LIABILITY
WAKE COUNTY	:	COMPANY OPERATING AGREEMENT

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the "Amendment") made effective as of the 10th day of March, 2003, by and among the undersigned members (the "Members") of LIAISON DESIGN GROUP LLC, a North Carolina limited liability company (the "Company");

W I T N E S S E T H :

WHEREAS, the Company was formed pursuant to an Operating Agreement dated May 11, 2000 (the "Agreement"); and

WHEREAS, SAMBRICK COMMUNICATIONS, INC. ("SC"') is selling a thirty percent (30%) membership interest in the Company to Member Sandra M. Conklin ("Conklin") and Conklin is selling a thirty percent (30%) membership interest in the Company to Seamus Duerr, a citizen and resident of North Carolina, all as provided in that certain Letter Agreement dated February 19, 2003 which is attached hereto as Exhibit A (the "Letter Agreement"), and the Members now desire to amend the Agreement to accept Seamus Duerr as a new Member in the Company and to adjust the Percentage Interests of the Members in the profits and losses of the Company prospectively as a result of the foregoing sales.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the parties hereto agree as follows:

  The Agreement is hereby amended in every respect to reflect the foregoing sales of the membership interests in the Company, and the corresponding transfer of capital and profits interests to Conklin and Duerr as a new Member of the Company as set forth in the Letter Agreement. The Letter Agreement attached at Exhibit A is hereby incorporated by reference as if fully set forth herein, and its terms and provisions shall be deemed to amend the Agreement as effectually as the provisions included in the body of this Amendment, and shall govern the operation of the Company as to the matters reflected in the Letter Agreement.

  Paragraph 3(a) of the Agreement is hereby amended and restated as follows:

  "Sambrick Communications, Inc. ("Sambrick") has made an initial capital contribution to the Company valued at $24,000.00, and Sandra Moring shall not be required to make any initial capital contribution to the Company."

  As of the date of this Amendment, the capital accounts of the Members are hereby restated to reflect an agreed up on valuation of the Company of $84,000.00 (including the foregoing initial investment by SC), as evidenced by the purchase prices for the above referenced sales as set forth in the Letter Agreement, as follows:

Member	Capital Accounts

Sambrick Communications, Inc.	$42,000.00
Sandra M. Conklin	$24,000.00
Seamus Duerr	$18,000.00

  Paragraph4(a) of the Agreement is hereby amended to change the Percentage Interests effective as of the date hereof as follows:

Member	Percentage Interests

Sambrick Communications, Inc.	30%
Sandra M. Conklin	40%
Seamus Duerr	30%

  Paragraph 8(a) is amended to indicate that as of the date hereof, the Managers of the Company will be Frank J. Sambrick, Sandra M. Conklin, and Seamus Duerr. Seamus Duerr will serve as the "Managing Manager" and have responsibility and authority for the execution of the day-to-day business management of the Company, subject to a vote of the Managers to approve those matters deemed necessary for approval by the Managers. Conklin shall serve as the President and Duerr as Vice President of the Company, and shall have such power and authority as would be applicable for such offices in a North Carolina corporation under general principles of North Carolina corporate law.

  No dissolution (which leads to a termination) of the Company shall occur by reason of the amendments effected in this Amendment, and the Company shall continue its business uninterrupted. Except to the extent amended herein, all terms and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE COMPANY:

LIAISON DESIGN GROUP LLC

By:	/s/ Sandra M. Conklin
SANDRA M. CONKLIN, Manager

CONTINUING MEMBERS:

/s/ Seamus Duerr
SEAMUS DUERR

/s/ Sandra M. Conklin
SANDRA M. CONKLIN

SAMBRICK COMMUNICATIONS, INC.

By:	/s/ Frank J. Sambrick
FRANK J. SAMBRICK President

ASSIGNMENT OF

INTEREST IN LIMIT LIABILITY COMPANY

THIS ASSIGNMENT OF INTEREST IN LIMITED LIABILITY COMPANY (the "Assignment") by SAMBRICK COMMUNICATIONS, INC., a North Carolina corporation ("Assignor"), to SANDRA M. CONKLIN, a citizen and resident of Raleigh, North Carolina ("Assignee") made effective as of the 10th day of March, 2003.

WHEREAS, Assignor desires to transfer to Assignee a thirty percent (30%) membership interest (the "Interest") in LIAISON DESIGN GROUP LLC, a North Carolina limited liability company ("Company"), in connection with Assignee's purchase of the same pursuant to that certain Letter Agreement dated February 19, 2003 regarding same, and pursuant to the terms of the Company's Operating Agreement (the "Agreement").

NOW, THEREFORE, in consideration of the premises, the Assignor hereby gives, assigns, conveys, and transfers to the Assignee all of the Interest including all of the corresponding interests in the Company's profits and losses, distributions, and current capital account balance. Assignee hereby affirms and acknowledges all undertakings and obligations imposed by the Agreement with respect to the Interest.

IN WITNESS WHEREOF, the Assignor and Assignee have set their hands the date first above written.

ASSIGNOR:

SAMBRICK COMMUNICATIONS INC.

By:	/s/ Frank J. Sambrick
Frank J. Sambrick, President

ASSIGNEE:

/s/ Sandra M. Conklin
SANDRA M. CONKLIN

ASSIGNMENT OF

INTEREST IN LIMITED LIABILITY COMPANY

THIS ASSIGNMENT OF INTEREST IN LIMITED LIABILITY COMPANY (the "Assignment") by SANDRA M. CONKLIN, citizen and resident of Raleigh, North Carolina ("Assignor"), to SEAMUS Duerr, a citizen and resident of Raleigh, North Carolina ("Assignee") made effective as of the 10th day of March, 2003.

W I T N E S S E T H :

WHEREAS, Assignor desires to transfer to Assignee a thirty percent (30%) membership interest (the "Interest") in LIAISON DESIGN GROUP LLC, a North Carolina limited liability company ("Company"), in connection with Assignee's purchase of the same pursuant to that certain Letter Agreement dated February 19, 2003 regarding same, and pursuant to the terms of the Company's Operating Agreement (the "Agreement").

NOW, THEREFORE, in consideration of the premises, the Assignor hereby gives, assigns, conveys, and transfers to the Assignee all of the Interest including all of the corresponding interests in the Company's profits and losses, distributions, and current capital account balance. Assignee hereby affirms and acknowledges all undertakings and obligations imposed by the Agreement with respect to the Interest.

IN WITNESS WHEREOF, the Assignor and Assignee have set their hands the date first above written.

ASSIGNOR:

/s/ Sandra M. Conklin
SANDRA M. CONKLIN

ASSIGNEE:

/s/ Seamus Duerr
SEAMUS DUERR

SOSID: 548447
State of North Carolina	Date Filed: 5/11/2000 12:11 PM
Department of the Secretary of State	Elaine Marshall
North Carolina Secretary of State

LIMITED LIABILITY COMPANY

ARTICLES OF ORGANIZATION

LIAISON DESIGN GROUP

Pursuant to SS57C-2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

  The name of the limited liability company is Liaison Design Group.

  The latest date on which the limited liability company is to dissolve is perpetual.

  The name and address of each organizer executing these articles of organization is as follows:

  Stephen T. Byrd
  Manning, Fulton & Skinner, P.A.
  3605 Glenwood Avenue, Suite 500
  Raleigh, North Carolina 27612

  The street address and county of the initial registered office of the limited liability company is:

Number and Street:	4944 Windy Hill Drive
City, State Zip Code:	Raleigh, North Carolina 27609
County:	Wake

  The mailing address if different from the street address of the initial registered office is:

  The name of the initial registered agent is Frank J. Sambrick.

  Check one of the following:

_________	(i) Member-managed LLC: all of the members by virtue of their status as members shall be managers of this limited liability company.

X	(ii) Manager-managed LLC: except as provided by N.C.G.S. SS57C-3-20(a), the members of this limited liability company shall not be managers by virtue of their status as members.

  Any other provisions which the corporation elects to include are attached.

  These articles will be effective upon filing, unless a date and/or time is specified:

N/A

This the ______ day of _________, 2000.

Liaison Design Group LLC

/s/ Stephen T. Byrd
Signature

Stephen T. Byrd, Organizer
Type or Print Name and Title

NOTES:
1.	Filing fee is $125. This document and one exact or conformed copy of these articles must be filed with the Secretary of State.

(Revised October 1999)		(Form L-01)
CORPORATIONS DIVISION	P. O. Box 29622	RALEIGH, NC 27626-0622